UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2009

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Avago Technologies announced the departure of Fariba Danesh, its Senior Vice President and General Manager, Fiber Optic Products Division, effective September 18, 2009 (the “Termination Date”).

(e) On September 23, 2009, Avago Technologies entered into a Separation Agreement with Ms. Danesh. Pursuant to the Separation Agreement, Avago will pay Ms. Danesh a separation payment of $567,271. In addition, Avago accelerated the vesting with respect to options to purchase 35,000 ordinary shares held by Ms. Danesh. The Separation Agreement also terminates Ms. Danesh’s Management Shareholders Agreement, permits her to sell 10,451 co-investment shares, permits her to sell the minimum number of ordinary shares necessary to pay for the exercise price and withholding obligations associated with her share options and requires her to hold all other shares owned or received upon exercise of her options until at least February 2, 2010. Avago’s obligations under the Separation Agreement are conditioned upon Ms. Danesh not revoking the general release of claims in favor of Avago provided under the Separation Agreement and her continuing to abide by the non-solicitation provisions of the Separation Agreement and her Employment Agreement for 12 months after the Termination Date.

The description of the Separation Agreement is qualified in its entirety by reference to the copy of the Separation Agreement filed as Exhibit 10.1 hereof and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated September 23, 2009, between Fariba Danesh and Avago Technologies Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 24, 2009

Avago Technologies Limited

By:	/s/ Patricia McCall
Name:	Patricia McCall
Title:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated September 23, 2009, between Fariba Danesh and Avago Technologies Limited.